SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between ABDEL FAWZY, with an address at 1225 Colony Preserve Drive, Boynton Beach, FL 33436 (the “Employee”) and MATINAS bIOPHARMA hOLDINGS, iNC., having an office at 1545 Route 206 South, Suite 302, Bedminster, NJ 07921 (the “Employer”). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

1. Separation of Employment. Employee acknowledges that he was informed on January 29, 2018 that his employment would end effective February 9, 2018 (the “Separation Date”). Employee further acknowledges that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment, except as otherwise provided in this Separation Agreement. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2. Employee General Release of Released Parties. In consideration of the payment and benefits set forth in Section 4 below, Employee (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options and/or other equity compensation, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract (including but not limited to that certain employment letter dated as of March 22, 2017), understanding, common law, tort, the laws, statutes, and/or regulations of the States of New Jersey, Florida, or any other state or municipality and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey False Claims Act, the Florida Civil Human Rights Act, the Florida ADIS Act, the Florida Wage Discrimination Law, the Florida Equal Pay Law, and the Florida Whistleblower Protection Law, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of Employee’s employment with Employer or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all rights or Claims which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer.

3. Representations; Covenant not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 11 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties.

4. Payment and Benefits. Notwithstanding the language contained in the letter agreement between Employee and Employer dated as of March 22, 2017, the parties have mutually agreed that, as good consideration for Employee’s execution and delivery of this Separation Agreement, Employer shall provide Employee with the following:

(A) continuation of Employee’s regular base salary in equal bi-monthly installments, subject to standard withholdings and deductions, payable in accordance with Employer’s regular payroll practices, though June 9, 2018;

(B) provided Employee elects COBRA, Employer will pay the employer portion of Employee’s continued health insurance coverage through June 30, 2018; and

(C) extend the period of time that Employee may exercise stock options granted to the Employee that have vested as of the Separation Date (the “Vested Options”) from 90 days to two years after the Separation Date. Any Vested Options not exercised on or before February 9, 2020 will be canceled and be of no further force or effect. Schedule 1 hereto sets forth the Vested Options as of the Separation Date. Any stock options that were unvested as of the Separation Date will be canceled and be of no further force or effect.

Employee acknowledges that Employee is not otherwise entitled to receive the payment and benefits set forth in this Section 4 and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee agrees that Employee will not seek anything further from any of the Released Parties.

5. Who is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

6. Cooperation.

(A) Employee agrees that, prior to the Separation Date, he shall disclose in a form reasonably acceptable to Employer, all information relevant to the formulation or manufacture of Employer’s products, including without limitation any and all information, batch records, testing methods, formulation methods or development methods related to (1) taste-masking of the Company’s products or (2) the development of a capsule formulation. The Employee shall collate and transcribe all information and shall participate in calls with Employer’s Board of Directors and other employees of Employer to discuss and disclose any relevant information. If Employee does not comply with this Section 6(A), as determined in Employer’s sole judgment and discretion, the Employee may be subject to termination for Cause (as defined in the applicable plan documents), the Employer shall revoke its offer to make the payments set forth in this Agreement, and Employee shall have no basis to receive any of the payments or benefits set forth herein.

(B) Employee agrees, upon Employer’s request, at all times through and the after the Separation Date, to reasonably cooperate, by providing truthful information and/or testimony, in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony. Employer will, to the extent permitted by law and applicable court rules, reimburse Employee for his time spent in providing information and/or testimony as well as reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses.

7. Non Disparagement, NDIAA and Confidentiality. Employee agrees not to make any defamatory or derogatory statements concerning any of the Released Parties. Employee represents and warrants to Employer that, at all times during Employee’s employment with Employer, Employee has complied with his obligations under the Nondisclosure, Invention Assignment and Non-Competition Agreement between Employer and Employee dated October 22, 2012 (the “NDIAA”) and agrees to comply with such agreements. The parties further agree that in each and every case where the term “Field” appears in the NDIAA, the definition shall be expanded to include any information relevant to the cochleate technology, including any and all formulation, encapsulation, development, manufacturing or other information related to lipid nanoparticle delivery. Employee acknowledges that his obligations under the NDIAA survive the termination of his employment and remain in full force and effect following the Separation Date and covenants and agrees to comply with his obligations under the NDIAA in accordance with the terms thereof. Without limitation of his obligations under the NDIAA, Employee further agrees that he shall not reveal the amounts paid to Employee or the other terms of this Separation Agreement to anyone, except to Employee’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.

8. Employer Property. Without limitation of Employee’s obligations under the NDIAA, Employee represents and warrants that, as of the Separation Date, Employee has returned to Employer all property in Employee’s possession, custody or control belonging to Employer, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of Employer or any third parties associated with the Employer.

9. Remedies. If Employee breaches any term or condition of this Separation Agreement or the NDIAA, or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and in addition to and not instead of the Released Parties’ other remedies hereunder, under the NDIAA or otherwise at law or in equity, Employee shall be required to immediately, upon written notice from Employer, return the value of the payments under Section 4 of this Separation Agreement, less $1,000.00. Employee agrees that if Employee is required to return the payments as described herein, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if the payments had not been repaid to Employer and Employer shall have no further payment obligations to Employee hereunder. Further, in the event of a breach of this Separation Agreement, Employee agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing this Separation Agreement.

10. Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement or the NDIAA shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement or the NDIAA, but this Separation Agreement and the NDIAA shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder or under the NDIAA is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. Employer and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

11. Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering in this Separation Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and deliver this Separation Agreement to Employer;

(B) This Agreement is not intended to, and shall not in any way prohibit, limit or otherwise interfere with Employee’s protected rights under federal, state or local law to without notice to the Employer: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information;

(C) Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA or (ii) under Employer’s 401(k) plan; or (iii) with respect to Employer’s stock option plan.

12. Opportunity for Review. Employee is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Separation Agreement. Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Separation Agreement; (ii) has read this Separation Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Separation Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Separation Agreement; (vii) understands that Employee is responsible for Employee’s own attorney’s fees and costs; (viii) has had the opportunity to review this Separation Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given a reasonable amount of time to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the review time as he wishes or considers necessary before deciding to sign this Separation Agreement; (x) understands that if Employee does not sign and return this Separation Agreement to Employer (Attn: Jerome D. Jabbour, Esq.,) on or before February 12, 2018, Employer shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to the payment and benefits set forth in Section 4 of this Separation Agreement, and the Separation Date shall be unaltered; and (xi) understands that this Separation Agreement is valid, binding and enforceable against the parties in accordance with its terms.

[Signatures appear on the following page]

Agreed to and accepted on this 9th day of February, 2018.

Witness:	EMPLOYEE:

/s/ Gary R. Gaglione	/s/ Abdel Fawzy
ABDEL FAWZY

Agreed to and accepted on this 12th day of February, 2018.

MATINAS BIOPHARMA HOLDINGS, INC.

BY:	/s/ Jerome D. Jabbour
Jerome D. Jabbour